Exhibit 99.1
                            Joint News Release
Contact:  UNOVA - Dirk Koerber -
                  (310) 8882575 or
                - David S. Brooks
                  (310) 8882572

         Cincinnati Machine -
                  Mark Adkins
                  (513) 841-7775

         Milacron -
                  Albert Beaupre
                  (513) 841-7241

                        UNOVA Completes Acquisition
                   Of Cincinnati Milacron's Machine Tool Group

     BEVERLY HILLS, CA and CINCINNATI, OH - October
5, 1998 UNOVA, Inc. (NYSE:UNA) and Cincinnati
Milacron Inc. (NYSE:CMZ) announced today the completion of UNOVA's acquisition of Milacron's machine tool business for $180 million in cash, subject to post-closing adjustments.

     The division will be renamed "Cincinnati
Machine, a UNOVA Company" and become part of UNOVA's Industrial Automation Systems (IAS) segment, based in Warren, Michigan. UNOVA had 1997 sales of $1.5 billion, of which $800 million came from the IAS segment, which designs and installs manufacturing systems. Cincinnati's machine tool operations are expected to have revenues in excess of $ 450 million this year. Together, the operations will rank as one of the largest manufacturing systems and machine tool companies in the world.

     Cincinnati Milacron Inc. is changing its name to "Milacron Inc." and its NYSE stock trading symbol to "MZ." The new Milacron will concentrate on its two larger businesses: plastics technologies and industrial products for metalworking, with combined revenues approaching $1.6 billion in 1998.
The sale of Milacron's machine tool business will result in an after-tax book loss currently estimated at $35 million, or $.90 per share, which will be recorded in the third quarter.

     Headquartered in Southern California, UNOVA is a major industrial technologies company. It has global leadership positions in manufacturing systems and machine tools for the global automotive, aerospace and general metalworking industries and for automated data collection, mobile computing, bar code and radio frequency identification systems for industrial, distribution, transportation, logistics and government applications. Including the new division, UNOVA will employ approximately 10,000 people.

     Milacron is a world leader in plastics-
processing technologies and industrial consumable products for metalworking. The company has major manufacturing facilities in North America and Europe and 11,500 employees worldwide. Milacron's plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases, mold-making equipment and mold components and after-market parts and services. Industrial products include carbide metalcutting inserts, insert holders, carbide and high-speed steel round tools, metalworking fluids, chemical and tool management services, precision grinding wheels, carbide wear parts and industrial magnets. Sales in 1999 are expected to reach $1.8 billion.

     The above forward-looking statements by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information, please refer to the Cautionary
Statements included in UNOVA's and Cincinnati
Milacron's most recent Forms 10-Q on file with the Securities and Exchange Commission.
Supplemental releases were also issued today by both companies.
                       -end-